FOR IMMEDIATE RELEASE:

Media Contact:
Kirstie Burden, Overstock.com, Inc.
+1 (801) 947-3116
kirstie@overstock.com

Investor Contact:
Mark Harden, Overstock.com, Inc.
+1 (801) 947-5409
mharden@overstock.com

Overstock.com Makes Management Changes
Stormy Simon Named as President
Jonathan Johnson Named New Chairman of the Board

SALT LAKE CITY - Apr. 10, 2014 - Overstock.com, Inc. (NASDAQ: OSTK) announced changes in its board and management teams. Stormy Simon will move from being co-president to president of Overstock.com, and will continue in her role as a board member. Jonathan Johnson will move from being executive vice chairman to chairman of the board of directors, replacing Patrick M. Byrne in that role. Byrne will continue in his role as CEO.

“For twelve years Stormy has been our secret weapon,” said Byrne. “Her ideas and her leadership have been crucial to Overstock’s success. Stormy walked in off the street for a temp job, but within a few months was building our early B2B business, then dreamed up, wrote, and produced our famous ‘Have You Discovered the Secret of the Big O?’ commercials and the vast majority of our ads since then. She ran all of marketing through some of our periods of greatest growth, left that to take over Customer Care then quickly built it into what some regard as the best such organization in the world, stood up a similar organization called ‘Partner Care’ that faces up the supply chain, and for the last year has taken over Supply Chain, Warehouse, International, and Overstock’s HR function, which we call ‘People Care’. Most importantly, Stormy is an empath who, like Star Trek’s Deanna Troi, wanders through our organization psychically tuning it up wherever it is needed. I am just along for Stormy’s ride.”

Regarding relinquishing the role of chairman, Byrne said, “I have long maintained that simply as a matter of good institutional design, the roles of chairman and CEO should be split. For that reason my father held the position for years, as much as his health and other duties permitted. It has been back in my hands for some years, but for the completion of many of the duties of chairman I have come to rely more and more on Jonathan Johnson, another long-termer at the company who has made enormous contributions in the areas of finance, legal, and government affairs, and who has also had, at one time or another, nearly every piece of the company reporting to him. He understands the complexities within the firm and the legal environment in which we operate, and has the respect of the board. Now is the right time for Jonathan to assume the position of chairman, for which he has been in preparation for so long.”

Byrne’s latest term as chairman of Overstock.com’s board of directors began in April 2006. Simon was elected to the board in May 2011. Johnson was elected to the board and named executive vice chair in May 2013.

In connection with these changes, Mark Griffin, senior vice president and general counsel, has been named as corporate secretary, a position Johnson previously held. David Nielsen will continue in his role of co-president and his responsibilities within the firm will also be enlarged.

About Overstock.com
Overstock.com (NASDAQ: OSTK) is a discount online shopping retailer based in Salt Lake City, Utah that sells a broad range of products including furniture, rugs, bedding, electronics, clothing, jewelry and cars.  Worldstock.com, a fair trade department dedicated to selling artisan-crafted products from around the world offers additional unique items. Main Street Revolution supports small businesses across the United States by providing them a national customer base. The Nielsen State of the Media: Consumer Usage Report placed Overstock.com among the top five most visited mass merchandiser websites in 2011.  The NRF Foundation/American Express 2011 Customer Choice Awards ranked Overstock.com #4 in customer service among all U.S. retailers.  Overstock.com sells internationally under the name O.co.  Overstock Shopping (http://www.overstock.com and http://www.o.co) regularly posts information about the company and other related matters under Investor Relations on its website.

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Overstock.com®, O.co®, Worldstock Fair Trade® and Club O Rewards® are registered trademarks of Overstock.com, Inc. O.info™, Club O™, Club O Dollars™ and Your Savings Engine™ are trademarks of Overstock.com, Inc. All other trademarks are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, all statements not regarding historical fact.  Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company’s Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 27, 2014, and any subsequent filings with the SEC.

SOURCE Overstock.com, Inc.